Exhibit 10.12
The MENTOR Network
Human Services and Corporate Management
Incentive Compensation Plan
Second Amendment and Restatement
dated December 27, 2011
Effective October 1, 2011

Table of Contents

Purpose of Plan	1
Eligibility	1
Definitions	1
Minimum Threshold Requirement	3
Weighting of Performance Criteria	3
Calculation of Incentive Payouts	3
Calculating the Potential Payout	4
Applying Personal Scorecard Results to the Potential Payout	4
Discretionary Incentive Compensation	5
Distribution of 3% Discretionary Pool	5
Discretionary Divestitures	5
In the Event that Calculated Payouts Exceed Funds Available to Pay Incentive Compensation	5
Administration	6
Plan Changes	6
Management of Financial Goals	6
Establishment of Personal Scorecards	6
Incentive Compensation Payouts	6
Approval of New Plan Entrants	6
Participant Termination Provisions	7
Terminations Without Cause and Voluntary Terminations	7
Involuntary Terminations for Cause	7
Retirement and Death	7
Special Provisions Relating to Position and Status Changes	7
Promotions and Job Transfers	7
Interruptions in Work	8
Plan Year and Effective Date	8
Plan Amendments	8
Exhibit A: Eligibility, Target IC Opportunity, and Weighting for Management Positions	9
Exhibit B: Target IC Opportunity and Weighting for Executive Officer Positions	10
Annex 1: Performance Scale	11
Annex 2: Sample Incentive Compensation Calculation and Scorecard Results	12

ii

Purpose of Plan
The purpose of The MENTOR Network Human Services and Corporate Management Incentive Compensation Plan (the “Plan”) is to provide executives, management, and other employees in designated key positions with the opportunity to receive an annual cash incentive award for achieving performance goals that align with the business goals of The MENTOR Network (“The Network”).
Eligibility
Eligibility for participation in the Plan is limited to employees in the Human Services operating groups and certain other management positions, specifically: (i) Executive Officers (as such term is defined under the Securities Exchange Act of 1934, as amended) and other employees whose positions are listed on Exhibit B and (ii) employees whose positions are listed on Exhibit A. However, the President and Chief Operating Officer (“President/COO”), the Chief Financial Officer (“CFO”) and the Chief Human Resources Officer (“CHRO”), acting together, may amend Exhibit A and Exhibit B with respect to positions which are not Executive Officers. Employees are not eligible to participate in the Plan if they are eligible for participation under any other cash incentive plan of The Network, with the exception of discretionary bonuses available to participants in the Mergers and Acquisitions Bonus Plan and additional plans as may be specifically approved by the President/COO, CFO and CHRO from time to time.
Definitions
3% Discretionary Pool. The “3% Discretionary Pool” is a discretionary pool budgeted each fiscal year that is equal to three percent of total budgeted incentive compensation. The discretionary pool may be used to increase incentive compensation payouts for participants whose calculated Potential Payout adjusted for Personal Scorecard results may not adequately reflect their performance; for example, to a high performer within a state or other organizational unit that does not perform well.
Adjusted EBITDA. Earnings before interest, taxes, depreciation and amortization, with adjustments, as reported to The Network’s equity sponsor.
Adjusted EBITDA/CTO. Adjusted EBITDA, CTO or both, as applicable to a particular participant. Adjusted EBITDA/CTO excludes new start investments under immunity and acquisitions other than tuck-ins (as determined by the CEO).
Adjusted EBITDA/CTO Performance Level. Actual Adjusted EBITDA/CTO divided by planned (or budgeted) Adjusted EBITDA/CTO as applicable to a given participant, expressed as a percentage.

CTO. “CTO” means contribution to overhead for a given organizational unit within The Network.
IC Payout Level. The percentage incentive compensation payout that is associated with actual Adjusted EBITDA/CTO and Revenue performance achieved against plan, as shown on the applicable Performance Scale in Annex 1. A given Performance Level corresponds to an IC Payout Level, ranging from 50.0% to 150.0%, which is factored into the Potential Payout calculation. For Adjusted EBITDA/CTO and for Network Revenue, the Performance Level scale ranges from 92.5% to 107.5%. For organizational unit Revenue, the Performance Level scale ranges from 92.5% to 104.0%. In cases where actual Adjusted EBITDA/CTO and/or Revenue performance falls between two performance points in the Performance Scale table, the IC Payout Level used for the Potential Payout calculation will fall proportionately between the two IC Payout Level percentages in the table.
Personal Scorecard. The scorecard established for an individual participant for a fiscal year that contains up to five specific measurable objectives for the individual to achieve over the course of the fiscal year, at least one of which relates to quality in the case of Operations management positions. Each objective on the Personal Scorecard has a corresponding percentage weighting value, and the total of all the percentages on a Personal Scorecard will total 100 percent.
Potential Payout. A participant’s “Potential Payout” is the amount of incentive compensation potentially payable to a participant based on Network and/or organizational unit performance, before reduction of up to 50 percent based on Personal Scorecard results.
Reallocation Pool. Unallocated (or forfeited) incentive compensation as a result of less than 100 percent performance on participants’ Personal Scorecards which forms a pool of residual dollars for potential reallocation by the applicable Operating Group President or Functional Head.
Revenue. As measured in The Network’s financial statements, excluding new start investments under immunity and acquisitions other than tuck-ins (as determined by the CEO).
Revenue Performance Level. Actual Revenue achieved for the fiscal year divided by planned (or budgeted) Revenue for that year, expressed as a percentage.
Target IC Opportunity. The amount a given participant may earn under the Plan if the applicable planned (or budgeted) financial targets are achieved and the Personal Scorecard result is 100 percent. This amount is calculated by multiplying the participant’s annual salary by the applicable Target IC% shown in Exhibit A or Exhibit B. A participant’s “Target IC Opportunity” is based on the participant’s level of responsibility for and impact on The Network’s business goals. Refer to Exhibit A for management and other key positions, and to Exhibit B for Executive Officers and others.

Minimum Threshold Requirement
The minimum actual performance level required for a participant to receive incentive compensation is 92.5 percent of the planned Adjusted EBITDA/CTO target goal for The Network or an organizational unit, whichever is applicable to the participant. If the minimum threshold requirement is not met, the participant will not receive any incentive compensation unless the participant is awarded discretionary incentive compensation.
In the case of participants whose incentive compensation is based on both The Network’s and an organizational unit’s performance, the minimum threshold requirement applies separately to each. That is, if The Network does not achieve the minimum threshold, then the participant will not receive the portion of the incentive compensation based on The Network’s performance. Similarly, if the organizational unit does not achieve the minimum threshold, then the participant will not receive the portion of incentive compensation based on the organizational unit’s performance.
Weighting of Performance Criteria
For purposes of calculating a participant’s incentive compensation, weighting between The Network’s and organizational unit’s Adjusted EBITDA/CTO and revenue performance is determined according to a participant’s position, as set out on Exhibits A and B.
For purposes of calculating a participant’s incentive compensation, the weighting between revenue and Adjusted EBITDA and/or CTO is determined each year by the Compensation Committee.
Calculation of Incentive Payouts
Plan participants are eligible to receive incentive compensation based on The Network’s and/or their organizational unit’s performance and their own individual Personal Scorecard results. The principle steps for calculating a participant’s incentive compensation payout are as follows:
1.	Calculate the participant’s Potential Payout.
2.	Determine the participant’s Personal Scorecard results, then calculate the portion of the Potential Payout that will be paid to the participant based on the results. If the participant achieved a score of 100 percent on his or her Personal Scorecard, then the participant’s payout will equal the Potential Payout calculated in Step 1. However, if the participant’s score is less than 100 percent, the Potential Payout calculated in Step 1 will be reduced by as much as 50 percent.
3.	If applicable, add discretionary incentive compensation to the amount calculated in Step 2. Discretionary incentive compensation may be added from the Reallocation Pool and/or the 3% Discretionary Pool.

For an example of an incentive compensation payout calculation, refer to Annex 2.
Calculating the Potential Payout
To calculate a participant’s Potential Payout described in Step 1 above, the following steps apply:
1.	Determine if the Adjusted EBITDA/CTO Performance Level meets the minimum threshold requirement (i.e., 92.5 percent of planned performance).
If the Adjusted EBITDA/CTO Performance Level does not meet the minimum threshold requirement, then the participant’s Potential Payout is zero. If the minimum threshold requirement is met, then proceed to the next step.
2.	Determine the IC Payout Level associated with the EBITDA/CTO Performance Level determined in Step 1 using the Performance Scale set out on Annex 1.
3.	Calculate the portion of the participant’s Potential Payout attributable to Adjusted EBITDA/CTO performance by multiplying the participant’s Target Incentive Compensation by the applicable weighting, as determined by the Compensation Committee for that fiscal year, and then by the IC Payout Level determined in Step 2.
4.	Determine the Revenue Performance Level for The Network and/or the organizational unit, whichever is applicable to the participant, and then determine the IC Payout Level associated with the Revenue Performance Level using the Performance Scale set out on Annex 1.
5.	Calculate the portion of the participant’s Potential Payout attributable to Revenue performance by multiplying the participant’s Target Incentive Compensation by the applicable weighting, as determined by the Compensation Committee for that fiscal year, and then by the IC Payout Level determined in Step 4.
6.	Sum the amounts calculated in Steps 3 and 5 to obtain the Potential Payout.
Applying Personal Scorecard Results to the Potential Payout
1.	A participant’s Personal Scorecard results must be certified by the participant’s supervisor and: (i) the Operating Group President for a Vice President of Operations; (ii) the Vice President of Operations, for all other Operations positions; (iii) the functional head, or chief, of a corporate function (the “Functional Head”), for corporate positions. The CEO and the President will certify Personal Scorecard results for the Executive Officers reporting to each of them, respectively, and the Compensation Committee will approve and certify the Personal Scorecard results for the CEO.

2.	The Personal Scorecard result (which will range from 0 percent to 100 percent) is divided by two and that number is added to 50 percent, resulting in a modifier of the Potential Payout (the “Modifier”) ranging from 50 percent to 100 percent.
3.	The Potential Payout is multiplied by the Modifier to yield an initial calculation of an individual’s incentive compensation ranging from 50 percent to 100 percent of the Potential Payout as initially calculated.
Discretionary Incentive Compensation
In cases where a participant’s performance may not be adequately rewarded by the calculations above, additional compensation may be awarded from the the 3% Discretionary Pool, as detailed below, and/or the Reallocation Pool (established when Personal Scorecards are less than 100 percent). Awards from the Reallocation Pool will be made in the discretion of the applicable Operating Group President or Functional Head, except for additions to payouts for Executive Officers, whose additions must be recommended by the CEO and approved by the Compensation Committee.
Distribution of 3% Discretionary Pool
Based on actual Network Adjusted EBITDA and Revenue performance, the planned (or budgeted) 3% Discretionary Pool will be adjusted so that it is 3 percent of the total potential pool. Once the size of the 3% Discretionary Pool has been calculated for the fiscal year, one-half of such pool will be allocated by the CEO to the operating groups, and the Operating Group Presidents must approve all additions to incentive compensation payouts from their allocation of the 3% Discretionary Pool. The other half of such pool shall be available for increases to incentive compensation payouts to any participant, which payouts shall be approved by the CEO, except for additions to payouts for Executive Officers, whose additions must be recommended by the CEO and approved by the Compensation Committee.
Discretionary Divestitures
Notwithstanding the foregoing, if a participant engages in or bears responsibility for exceptionally poor conduct or poor performance during the fiscal year, he or she may not be entitled to receive any incentive compensation whatsoever, regardless of the Potential Payout calculation and Personal Scorecard results. The decision to divest a participant will be made by: (i) the President/COO and the Operating Group President, for Operations positions; (ii) the CEO and Functional Head, for Corporate positions; or (iii) the Compensation Committee, for Executive Officers.
In the Event that Calculated Payouts Exceed
Funds Available to Pay Incentive Compensation
In the event that the total calculated incentive payouts, after taking into account any discretionary redistributions of unallocated incentive compensation, exceed the funds that are available to pay incentive compensation, all payouts will be reduced proportionately based on the funds available.

Administration
Plan Changes
The Compensation Committee must approve the Plan and any changes to the Plan, except that the President, CFO and CHRO, acting together, may amend Exhibit A and/or Exhibit B to the extent such amendments do not relate to Executive Officers.
Management of Financial Goals
For each fiscal year, the Compensation Committee must approve:
•	The Network’s Adjusted EBITDA and revenue performance goals that will be used for measuring Network performance;
•	The weighting between Adjusted EBITDA and revenue that will be used to calculate performance under the Plan; and
•	The Network’s actual performance results that will be used as the basis for calculating incentive compensation payouts.
The CEO, President/COO and CFO must approve actual performance results for organizational units as compared to the budgeted (i.e., planned) goals approved by management.
Establishment of Personal Scorecards
At the beginning of each fiscal year, a participant will work with his or her supervisor to create a Personal Scorecard that sets out up to five measurable objectives to achieve over the course of the fiscal year that align with the organization’s overall business goals. In the case of operations positions, at least one objective will relate to quality of services. The President/COO, the CFO and the CHRO, acting together, may waive or change the number of goals for any participant who is not an Executive Officer. The supervisor will also set the weighting among a participant’s goals, which in total must equal 100 percent.
Incentive Compensation Payouts
Each fiscal year, the Compensation Committee must approve all incentive compensation payouts for Executive Officers. The CEO must approve all other incentive compensation payouts.
Approval of New Plan Entrants
The Compensation Committee must approve any new Executive Officer entering the plan and the applicable performance weightings and incentive compensation payout opportunities.
Approval of new entrants other than Executive Officers is based on whether an employee’s position has been approved for plan participation (as set forth on Exhibit A or Exhibit B). New participants (other than Executive Officers and other than those set forth on Exhibit A or Exhibit B) must be approved for entry into the Plan by the President/COO, CFO and CHRO.

Participant Termination Provisions
Terminations Without Cause and Voluntary Terminations
Plan participants whose employment is terminated without cause or who terminate employment voluntarily before the actual payment date of incentive compensation, other than by retirement, will not be eligible for any incentive payout under the Plan, with the exception of specific situations that are approved by the CEO or, in the case of payouts for Executive Officers, approved by the Compensation Committee.
Involuntary Terminations for Cause
Plan participants whose employment is involuntarily terminated for cause will not be eligible for incentive payouts under the Plan under any circumstances. “Cause” shall mean any of the following: (i) theft or embezzlement, or attempted theft or embezzlement, of money or property of the Company or any subsidiary, perpetration or attempted perpetration of fraud, or participation in a fraud or attempted fraud, on the Company or any subsidiary, or any third party, or unauthorized appropriation of, or attempt to misappropriate, any tangible or intangible assets or property of the Company or any subsidiary; (ii) any act or acts of disloyalty, misconduct, or moral turpitude injurious to the interest, property, operations, or business reputation of the Company or any subsidiary; (iii) material violation of any agreement with the Company or any serious violation of the Company’s policies, including its Code of Conduct; or (iv) failure or inability (other than by reason of disability) to carry out effectively a participant’s duties and obligations to the Company and its subsidiaries or to participate effectively and actively in the management of the Company and its subsidiaries, as determined in the reasonable judgment of the CEO or, with respect to the CEO, the Compensation Committee.
Retirement and Death
Plan participants whose employment terminates because of retirement or death are eligible to receive an incentive compensation payout. The payout will be calculated based upon actual Network and/or organizational unit performance for the full fiscal year and the Personal Scorecard for the portion of the year that the individual was employed, and the resulting amount prorated for the portion of the year that was worked. Any incentive compensation payout that is earned will be paid at the normal payout date for all Plan participants.
Special Provisions Relating to Position and Status Changes
Promotions and Job Transfers
Personal Scorecard criteria and Plan goals and payout weightings may be reestablished for an individual participant upon transfer or promotion to a new position. Unless otherwise determined by the CEO, incentive payouts will be calculated based upon the participant’s position and base salary as of the last day of the fiscal year.

Interruptions in Work
A long-term illness or disability will not affect the eligibility of an employee to participate in the Plan. Personal Scorecard objectives will not be adjusted based on the work interruption, although actual performance achieved will be evaluated and the corresponding incentive payout will be prorated based upon the amount of time worked during the performance period.
“Disability” shall mean the inability, due to illness, accident, injury, physical or mental incapacity, or other disability, of any participant to carry out effectively his or her duties and obligations to the Company or to participate effectively and actively in the management of the Company for a period of at least 90 consecutive days or for shorter periods aggregating at least 90 days (whether or not consecutive) during any 180-day period, as determined in the reasonable judgment of the CEO, or in the case of an Executive Officer, the Compensation Committee.
Special assignments generally will not affect either the target goals or incentive payout, except as may be reflected in a participant’s performance review rating. However, if the special assignment is of a significant nature or duration, Personal Scorecard and Plan goals may be reestablished and incentive payouts prorated based on the time spent in each position during the performance period.
Plan Year and Effective Date
The Plan year is the fiscal year, which starts on October 1st and ends on September 30th. The effective date of this amended and restated plan is October 1, 2011.
Plan Amendments
The MENTOR Network reserves the right to amend this Plan at any time, including termination of the Plan, without prior notice to participants.

Exhibit A: Eligibility, Target IC Opportunity, and Weighting for Management Positions

	Target IC %	Network	Organizational
Eligible Positions	Opportunity	Weighting	Unit Weighting
Operations and Field Management Positions
Vice President, Operations	30%	25%	75%
Vice President, CFO	30%	25%	75%
Vice President, Field HR	30%	25%	75%
Senior Executive Director	25%	25%	75%
Executive Director	20%	0%	100%
State Director	20%	0%	100%
Regional Director	15%	0%	100%
Operations Director	15%	0%	100%
Area Director	10%	0%	100%
Program Manager II	10%	0%	100%
Senior Business Director	20%	25%	75%
Business Director	15%	25%	75%
Business Manager	10%	0%	100%
State Accounting Manager	10%	0%	100%
Operating Group Director, QA	15%	25%	75%
Director (Regional level HR & QA)	10%	25%	75%

Corporate (All positions at levels indicated below)
Vice President	30%	100%	0%
Senior Director	20%	100%	0%
Director	15%	100%	0%
Manager	10%	100%	0%
Manager (Designated Field)	10%	100%	0%

Exhibit B: Target IC Opportunity and Weighting for Executive Officer Positions

	Target IC Payout
Position	Opportunity	Network	Operating Group
Chief Executive Officer	100%	100%	0%
President and Chief Operating Officer	75%	100%	0%
Operating Group Presidents	50%	25%	75%
All Other Executive Officers	50%	100%	0%

Annex 1: Performance Scale

	IC Payout Level Based on Performance
	Performance
	Level		Performance
	(EBITDA/CTO	IC	Level (Org	IC
	& Network	Payout	Unit	Payout
	Revenue)	Level	Revenue)	Level
	107.5%	150.0%
	106.0%	140.0%	104.0%	150.0%
	104.5%	130.0%	103.0%	137.5%
	103.0%	120.0%	102.0%	125.0%
	101.5%	110.0%	101.0%	112.5%
Target (Plan)	100.0%	100.0%	100.0%	100.0%
	98.5%	90.0%	98.5%	90.0%
	97.0%	80.0%	97.0%	80.0%
	95.5%	70.0%	95.5%	70.0%
	94.0%	60.0%	94.0%	60.0%
	92.5%	50.0%	92.5%	50.0%

Annex 2:
Sample Incentive Compensation Calculation and Scorecard Results
TMN Human Services and Corporate Management Incentive Compensation Plan Sample — Calculation and Scorecard

Employee	Position Title	Salary	Target IC %	Target IC $
Doe, John	Area Director	$50,000	10%	$5,000
Your Potential Payout Based on Organization Performance (Note: Before applying your Scorecard results)

		Target					Potential
Objective	Weight	Payout	Target	Result	% of Target	Payout %	Payout
Revenue	50%	$2,500	$15,000,000	$15,123,456	103.0%	137.5%	$3,438
CTO	50%	$2,500	$2,250,000	$2,200,000	97.8%	85.2%	$2,130
Total Potential Payout	100%	$5,000				111.3%	$5,567
Amount at Risk Based on Your Scorecard Results (50%)							$2,784
Your Scorecard Results (S.M.A.R.T. Goals — Specific. Measureable. Attainable. Relevant. Time-bound.)

	Scorecard	Target			Payout for
Objectives (EXAMPLES ONLY)	Weight	Payout	Achieved	Payout %	Scorecard
Quality: Reduce major incidents by 25%, from 16 in FY11 to 12 or less in FY12.	20%	$557	Yes	100%	$557
Quality: Conduct quarterly surveys to measure and achieve 85% of consumers rating service provided as Very Good or better by Q4 FY12 survey.	20%	$557	Yes	100%	$557
Growth: Work with VPOs and SEDs to ensure approval by 9/30/12 of 8 new start proposals with projected revenue totaling at least $8.8 million	25%	$696	No	0%	$—
Safety/Cost Reduction: Identify opportunities and begin execution to achieve net spending impact held to budget levels with business case(s) developed and initiated for next phase	15%	$418	No	0%	$—
People: Maximize revenue by reducing turnover of Direct Support Professional by 10%	20%	$557	Yes	100%	$557
Portion of Potential Payout Achieved Based on Your Scorecard Results	100%	$2,784		60%	$1,670
Total Payout After Applying Your Scorecard Results					$4,454

Discretionary Award from Reallocation Pool					$500
Discretionary Award from 3% Pool					$250
Total Payout Including Discretionary Awards					$5,204